                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                    UST CORP
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

[UST CORP. LOGO]


                                   UST CORP.
                                40 COURT STREET
                             BOSTON, MASSACHUSETTS

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 18, 1999

     Notice is hereby given that the Annual Meeting of Stockholders of UST Corp. (the "Company") will be held in the Auditorium located on the twelfth floor at 40 Court Street, Boston, Massachusetts, on Tuesday, the 18th day of May, 1999 at 9:00 o'clock in the morning for the following purposes:

          1. To elect seven (7) Directors of the Company, each of whom will serve for a three-year term, leaving one vacancy in the class of Directors being elected in 1999, which may be filled later by the Board of Directors;

          2. To approve, upon the recommendation of the Board of Directors, an Amendment to the Company's By-Laws which would change the date of the Annual Meeting of Stockholders to the third Tuesday in April; and

          3. To transact any other business which may properly come before the meeting, or any adjournments thereof.

     The close of business on March 26, 1999 has been fixed as the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting of Stockholders and any adjournments thereof. The books for the transfer of stock will not be closed. This Notice and Proxy Statement will first be mailed to stockholders on or about April 14, 1999.

     If you do not expect to be present personally at the Annual Meeting of Stockholders, please sign, date and return the enclosed Proxy in the enclosed addressed envelope.

                                            By order of the Board of Directors,

                                            /s/ Eric R. Fischer

                                            Eric R. Fischer, Clerk

April 14, 1999

[UST Corp. Logo]

                                   UST CORP.
                                40 COURT STREET
                             BOSTON, MASSACHUSETTS

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 18, 1999

                                                                  April 14, 1999

     This Proxy Statement is furnished in connection with the solicitation of Proxies to be used at the Annual Meeting of Stockholders of UST Corp. (the "Company") to be held on May 18, 1999, and at any adjournments thereof, for the purposes set forth in the foregoing Notice of Annual Meeting.

     The close of business on March 26, 1999 has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting, and at any adjournments thereof.

     The financial statements for the Company for the fiscal year ended December 31, 1998, together with corresponding financial information for the previous fiscal year, are contained in the Annual Report to UST Corp. Stockholders for the year ended December 31, 1998 (the "Annual Report"), which includes the Company's Annual Report to the Securities and Exchange Commission ("SEC") on Form 10-K for the year ended December 31, 1998 (the "10-K Report"). A copy of each of the Company's Annual Report and 10-K Report has been previously mailed or will be mailed simultaneously herewith to all stockholders.

     Proxies in the form enclosed are solicited by the Board of Directors of the Company. Any stockholder giving a Proxy in the enclosed form has the power to revoke it at any time before it is exercised. A stockholder's right to revoke his or her Proxy is not limited by, or subject to, compliance with any specified formal procedure. Each stockholder may revoke his or her Proxy by attending the meeting and voting in person. Proxies in such form, if received in time for voting and not revoked, will be voted at the Annual Meeting in accordance with the directions of the stockholders. Where a choice is not so specified, the shares represented by a properly executed Proxy will be voted "for" the election of the seven (7) nominees for Director positions listed therein and "for" the approval of the Amendment to the Company's By-Laws. The enclosed Proxy confers discretionary authority on Neal F. Finnegan, Eric R. Fischer and James K. Hunt (or their substitutes), acting singly, to act on any other business which may properly come before the meeting. The Board of Directors does not know of any matters which will be brought before the meeting other than those specifically set forth in the Notice of Annual Meeting. Should another matter, however, properly come before the meeting, it is intended that the persons named in the enclosed form of Proxy, or their substitutes acting thereunder, will vote on such matter or matters in accordance with their best judgment.


     The Company will bear all expenses in connection with the solicitation of Proxies, including the preparation, assembly and mailing of the Proxy Statement. Solicitation will be initially by mail, but employees and Directors of the Company, as well as representatives of Morrow & Co., professional proxy solicitors, may solicit Proxies by personal interview, by telephone, by facsimile or by telecopy. Employees and Directors of the Company will not receive additional compensation for such efforts, and Morrow & Co. is expected to receive approximately $5,500, plus out-of-pocket expenses, for such solicitation. The Company will also provide persons, firms, banks and corporations holding shares in their names, or in the names of their nominees, which in either case are beneficially owned by others, with proxy materials for transmittal to such beneficial owners and reimburse such record holders for their reasonable expenses in so doing. Confidential voting procedures will not be used in connection with the Annual Meeting, except that votes cast by employees of the Company and/or its subsidiaries shall be held confidential.

     As of March 8, 1999, the Company had outstanding 42,664,732 shares of common stock, $0.625 par value per share ("Common Stock"), each entitled to one vote. A majority, or 21,332,367 of such shares, constitutes a quorum for the Annual Meeting. There are no outstanding shares of Preferred Stock of the Company.


                     PERSONS TO BE NOMINATED BY MANAGEMENT

                           FOR ELECTION AS DIRECTORS


                                (NOTICE ITEM 1)


     Section 50A of Chapter 156B of the Massachusetts General Laws provides for a Board of Directors of such number as is fixed by the Directors, divided into three classes as nearly equal in number as possible, serving staggered three-year terms. The Board of Directors has fixed the number of Directors at twenty-four (24). The Board of Directors has the power to fill vacancies and to change the size of the Board at any time. The Board of Directors, following the recommendation of its Nominating Committee, has recommended the seven (7) nominees listed in the chart below (all of whom are currently Directors) to fill the seven (7) positions, each of whom, if elected, will hold office for a three-year term until the 2002 Annual Meeting of Stockholders and until his or her successor is chosen and qualified. In addition, this recommendation contemplates that one position on the Board of Directors expiring in 1999 will remain vacant and may be filled later by the Board of Directors. Unless otherwise specified, Proxies will be voted in favor of the seven (7) nominees' election as Directors. Pursuant to the By-Laws of the Company, Directors will be elected by a plurality of the votes cast at the Annual Meeting. Thus, shares for which authority to vote for one or more nominees is withheld will have no effect on the election of those one or more individuals.


     On March 17, 1998, the Board of Directors, upon the recommendation of the Nominating Committee, established a mandatory retirement age of seventy (70) years for members of the Board of Directors of the Company. This mandatory retirement age policy for the Board of Directors exempts certain senior officers of the Company or USTrust, its lead banking subsidiary, who serve on the Board of Directors of the Company. Each Director of the Company who is currently 70 or more years of age will remain a Director until his or her term of office expires, at which time he or she will not be eligible to be nominated for re-election. Pursuant to the new policy, Directors who are currently less than 70 years old and who are re-elected to the Board will retire on the date of their 70th birthday if they attain age 70 during the course of their term. In accordance with the foregoing policy, three Directors, Messrs. Jack E. Chappell, Edward J. Sullivan and Gordon M. Weiner are retiring from the Board of the Company on May 18, 1999, the date of the Annual Meeting and Sydney L. Miller will retire from the Board on the date of his 70th birthday, December 8, 1999. Although Mr. Weiner will retire as a Director of the Company on May 18, 1999, the Company expects to renominate Mr. Weiner as a Director of the Company's subsidiary, United States Trust Company, to serve a one year term. Shareholders of the Company are not voting on Mr. Weiner's election as a Director of United States Trust Company. As of April 8, 1999, the senior officers of the Company and USTrust who were exempt from the mandatory retirement age policy were Messrs. Finnegan, Hansberry, Schwartz and Ridge.

                                         DIRECTOR OF THE     POSITIONS (IN ADDITION TO DIRECTOR OF THE
                                             COMPANY            COMPANY), COMMITTEE MEMBERSHIPS AND
NAME (AGE)                                    SINCE        OFFICES WITH THE COMPANY AND ITS SUBSIDIARIES
----------                               ---------------   ---------------------------------------------
Timothy J. Hansberry (55)..............       1998         Vice Chairman and Chief Operating Officer of
                                                             the Company, and President and Chief
                                                             Operating Officer of USTrust; Member,
                                                             Executive and Public Affairs Committees;
                                                             Director, USTrust
Brian W. Hotarek (52)..................       1994         Member, Asset Quality and Nominating
                                                             Committees
James E. McCobb, Jr. (56)..............       1998         Member, CRA Committee
Vikki L. Pryor (45)....................       1995         Vice Chairman, Audit Committee; Member, CRA
                                                             Committee; Director, USTrust
Gerald M. Ridge (70)...................       1982         Chairman, Public Affairs Committee; Member,
                                                             Executive, Asset Quality, and Nominating
                                                             Committees; Vice Chairman and Director,
                                                             USTrust
William Schwartz (66)..................       1981         Chairman of the Board of Directors of the
                                                             Company; Chairman, Executive Committee
Michael J. Verrochi, Jr. (59)..........       1974         Chairman, Nominating Committee; Member,
                                                             Executive Committee



     Mr. Hansberry has been Vice Chairman and Chief Operating Officer of the Company and President and Chief Operating Officer of USTrust since August, 1998. From April, 1995 to August, 1998 he served as President and Chief Executive Officer of Affiliated Community Bancorp, Inc., which was acquired by the Company in 1998. From 1992 to 1995, Mr. Hansberry was President and Chief Executive Officer of Lexington Savings Bank, which during 1995 became a subsidiary bank of Affiliated Community Bancorp, Inc. Mr. Hotarek has been Executive Vice President and Chief Financial Officer of The Stop & Shop Supermarket Company since 1997. Prior to 1997, he served as Senior Vice President, Real Estate and Development for The Stop & Shop Supermarket Company. Mr. McCobb is an independent investment advisor. Prior to August, 1998, Mr. McCobb served as President and Chief Executive Officer of The Federal Savings Bank and as a Director of that bank's holding company, Affiliated Community Bancorp, Inc. Ms. Pryor has, since January, 1999, served as President and Chief Executive Officer of New York State's Savings Bank Life Insurance Fund. She served as a Senior Vice President of Oxford Health Plans during 1998. Prior to that time, she served as Senior Vice President, Customer Operations and Service for Blue Cross/Blue Shield of Massachusetts in Boston, Massachusetts. Mr. Ridge is a Vice Chairman of USTrust and President of Blue Hill Cemetery and G. M. Ridge Corporation (athletic club). Mr. Schwartz is Chairman of the Board of Directors of the Company. Mr. Schwartz serves as Counsel to the New York, New York law firm of Cadwalader, Wickersham & Taft. Mr. Schwartz is also a Director of Viacom, Inc. and Viacom International, Inc., (diversified media, publishing and entertainment holding companies) and serves as a Member of the Advisory Council of W.C.I. Steel, Inc. (steel manufacturer). From 1993 to mid-1998, Mr. Schwartz served as Vice President of Academic Affairs of Yeshiva University, New York, New York. Mr. Verrochi serves as Executive Vice President of Browning-Ferris Industries, Inc. (waste management); Director of American Ref-Fuel, Inc. (refuse to energy); President and Director of Monadnock Mountain Spring Water Inc., Abita Water Co. and EVC Corp. (producers of bottled water); Director, Vice President and Treasurer of VRT Corp. (real estate development and construction); Director of Marshfield Insurance Co., Inc.; Director of Universal Construction Inc.; and as a trustee of several real estate trusts.

     The following table sets forth certain information about those Directors of the Company whose terms of office do not expire at the Annual Meeting and who consequently are not nominees for re-election at the Annual Meeting.




                                    DIRECTOR OF THE   POSITIONS (IN ADDITION TO DIRECTOR OF THE COMPANY),    TERM OF
                                        COMPANY           COMMITTEE MEMBERSHIPS AND OFFICES WITH THE         OFFICE
NAME (AGE)                               SINCE                   COMPANY AND ITS SUBSIDIARIES              WILL EXPIRE
----------                          ---------------   ---------------------------------------------------  -----------
Chester G. Atkins (51)............       1997         Member, Audit Committee; Director, United States        2001
                                                      Trust Company
David E. Bradbury (52)............       1997         Member, Executive and Asset Quality Committees          2000
Kendrick G. Bushnell (69).........       1998         Member, Audit Committee                                 2001
Robert M. Coard (72)..............       1995         Member, CRA Committee and Public Affairs Committee      2000
Robert L. Culver (50).............       1993         Chairman, Audit Committee; and Member, Executive        2001
                                                      and Compensation Committees
Alan K. DerKazarian (65)..........       1995         Member, Nominating and Public Affairs Committees        2000
Donald C. Dolben (62).............       1995         Chairman, Compensation Committee; Member, Asset         2000
                                                      Quality and Executive Committees; Director, USTrust
James F. Drew (59)................       1998         Member, Nominating Committee                            2001
Neal F. Finnegan (61).............       1993         President and Chief Executive Officer of the            2001
                                                      Company and Chairman and Chief Executive Officer of
                                                      USTrust; Chairman of the Executive Committee of
                                                      United States Trust Company; Member, Executive and
                                                      Nominating Committees; Director, USTrust and United
                                                      States Trust Company
Edward S. Heald (52)..............       1998         Member, Nominating Committee                            2000
Francis X. Messina (73)...........       1988         Member, Compensation and CRA Committees; Director,      2000
                                                      USTrust
Sydney L. Miller (69).............       1995         Chairman, CRA Committee; Member, Executive and       December 8,
                                                      Audit Committees                                        1999
Barbara C. Sidell (65)............       1995         Member, Asset Quality Committee; Director, United       2001
                                                      States Trust Company
James V. Sidell (68)..............       1967         Member, Public Affairs Committee                        2000
Paul D. Slater (64)...............       1980         Chairman, Asset Quality Committee; Vice Chairman,       2001
                                                      Compensation Committee; Member, Executive
                                                      Committee; Director, USTrust
G. Robert Tod (59)................       1997         Member, Nominating Committee                            2000



     Mr. Atkins is a Partner of ADS Ventures, Inc. of Concord, Massachusetts (strategic marketing and related advisory services). Mr. Atkins is also a former United States Congressman from the 5th Congressional District of Massachusetts. Mr. Bradbury is the President of Walden Partners, Inc. (a private investment company). Mr. Bradbury was formerly the Chairman of the Board, President, and Chief Executive Officer of Walden Bancorp, Inc. which was acquired by the Company in 1997. Mr. Bushnell is a management consultant who served as a Director of Affiliated Community Bancorp, Inc. until it was acquired by the Company in 1998 and as Chairman of the Board of Lexington Savings Bank, a subsidiary bank of Affiliated Community Bancorp, Inc. Mr. Coard is President and Chief Executive Officer of Action for Boston Community Development, Inc. Mr. Culver has served as Executive Vice President and Chief Financial Officer of Cabot Corporation (manufacturer of carbon black and other chemical products) since March, 1997. Prior to that time, Mr. Culver served as Senior Vice President and Treasurer of Northeastern University in Boston, Massachusetts. Dr. DerKazarian is a practicing periodontist. Dr. DerKazarian also serves as Vice President of Dental Management Systems Inc. and Dental Services P.C. of Cambridge, Massachusetts. Mr. Dolben is a Realtor and serves as Chairman of The Dolben Company, Inc. Mr. Drew is President of Drew Management Company and a consultant with the Massachusetts-based accounting firm of O'Connor & Drew, P.C. Mr. Finnegan is President and Chief Executive Officer of UST Corp. Mr. Finnegan is also Chairman and Chief Executive Officer of USTrust and Chairman of the Executive Committee of United States Trust Company. Prior to joining the Company, Mr. Finnegan served as Executive Vice President in charge of Private Banking at Bankers Trust Company, New York, New York. Mr. Finnegan also serves as Chairman of the Board of Trustees of Northeastern University. Mr. Heald is Corporate Vice President and Branch Manager of the Newton, Massachusetts office of A.G. Edwards & Sons, Inc. (securities brokerage). Mr. Messina serves as President of Wildwood Estates of Braintree, Inc. (real estate development, management and leasing) and as President of F.X. Messina Construction Corp. (general contracting and construction). Mr. Miller is President of Harry Miller Co., Inc. and W.E. Palmer Company (manufacturers of industrial canvas products) and serves as trustee for two real estate trusts. Ms. Sidell is an attorney who has served as a Director of various subsidiaries of the Company since 1969. Mr. Sidell is a private investor. From 1967 to April, 1993, Mr. Sidell served as President and Chief Executive Officer of the Company. Mr. Slater is a private investor who previously served as the Chairman and Chief Executive Officer of The Slater Company, a real estate and finance firm based in Boston, Massachusetts. Mr. Slater now serves as President of Naples Downtown Corp. in Naples, Florida. Mr. Tod is a private investor who serves as a Director of SCI Systems, Inc. of Huntsville, Alabama (electronic equipment manufacturer), and EG&G, Inc. of Wellesley, Massachusetts (scientific instruments manufacturer). Prior to June, 1998 Mr. Tod served as President and Chief Operating Officer of the CML Group, Inc. (a retailer of specialty items, including Nordic Track products) located in Acton, Massachusetts. CML Group, Inc. filed a voluntary petition for relief under Chapter 11 of the Federal Bankruptcy Code in December, 1998.


     Except as indicated above, each Director has been employed during the past five years in his or her respective positions.


     In case any person or persons named herein for election as a Director is or are not available for election at the Annual Meeting, Proxies in the accompanying form may be voted for a substitute nominee or nominees, as well as (in the absence of contrary instructions) for the balance of those named herein. Other than as noted in the following sentence, the Board of Directors has no reason to believe that any of the nominees for election as Directors will be unavailable. Pursuant to the retirement policy, Directors who are currently less than 70 years old and who are re-elected to the Board will retire on the date of their 70th birthday when they attain age 70 during the course of their term. Accordingly, Mr. Sydney L. Miller who will attain age 70 during the course of the term to which he was elected at the 1998 Annual Meeting of Stockholders, will retire on the date of his 70th birthday, December 8, 1999.


              OTHER INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

     The Company's Board of Directors has an Executive Committee, Audit Committee, Compensation Committee, Nominating Committee, Community Reinvestment Committee, Asset Quality Committee and Public Affairs Committee. Members of each committee consist of Directors of the Company, Directors of USTrust and Directors of United States Trust Company.

     The Executive Committee is authorized to act on behalf of the Board and to exercise all of the powers of the full Board of Directors when the Board is not in session, except as limited by Massachusetts law. The Committee met once in 1998. The current members of the Executive Committee are Mr. Schwartz (Chairman), Mr. Bradbury, Mr. Culver, Mr. Dolben, Mr. Finnegan, Mr. Hansberry, Mr. Miller, Mr. Ridge, Mr. Slater and Mr. Verrochi.

     The Audit Committee reviews examinations of the Company and its subsidiaries that are conducted by regulatory agencies, reviews the results of audits of the Company and its subsidiaries by internal audit staff and independent auditors, and monitors implementation of recommendations with respect to internal controls and compliance that may be made from time to time. It also reviews risks related to litigation against the Company and the activities and reports of the internal Loan Review Department of the Company and its subsidiaries. There were eleven meetings of the Audit Committee during 1998. Mr. Culver serves as Chairman and Ms. Pryor serves as Vice Chairman of the Committee. Mr. Atkins, Mr. Bushnell and Mr. Miller also currently serve on the Audit Committee. During 1998, former Directors of the Company Jack E. Chappell and Gordon M. Weiner, who are retiring from the Board of the Company at this Annual Meeting, also served on the Audit Committee.

     The Compensation Committee has four members. Mr. Dolben serves as Chairman and Mr. Slater serves as Vice Chairman of the Committee. Mr. Culver and Mr. Messina also currently serve on the Committee. During 1998 former Director of the Company Mr. Weiner, who is retiring from the Board of the Company at this Annual Meeting, also served on the Compensation Committee. The Committee considers and, when appropriate, makes determinations or recommendations to the Board regarding employee and Director compensation (including employee and Director stock compensation) matters. The Committee met five times in 1998.

     The Nominating Committee recommends candidates to fill vacancies on the Boards of Directors of the Company and its subsidiaries, as well as a slate of Directors of the Company for election by stockholders at the Annual Meeting. Its activities also include evaluation of the size and composition of the Boards of Directors of the Company and its subsidiaries. There was one meeting of the Nominating Committee during 1998. Mr. Verrochi (Chairman), Dr. DerKazarian, Mr. Drew, Mr. Finnegan, Mr. Heald, Mr. Hotarek, Mr. Ridge and Mr. Tod currently serve on the Nominating Committee.

     The Nominating Committee considers candidates for Director of the Company recommended by Directors, officers and stockholders of the Company. Persons desiring to suggest candidates for the 2000 Annual Meeting should advise Eric R. Fischer, Executive Vice President, General Counsel and Clerk of the Company in writing at 40 Court Street, Boston, MA 02108 on or before November 30, 1999 and include sufficient biographical material to permit an appropriate evaluation.

     The Company's Community Reinvestment Committee's current members are Mr. Miller (Chairman), Mr. Coard, Mr. Domenic Colasacco (Director of United States Trust Company), Mr. John C. Doody (Director of USTrust), Mr. McCobb, Mr. Messina, Ms. Pryor and Mr. Arthur F.F. Snyder (Director of United States Trust Company). The Committee held no meetings in 1998. The Community Reinvestment Committee reviews the Company's activities to ascertain whether the Company's banking subsidiaries are taking appropriate actions to assess and to help meet the credit-related needs of the local communities served by the Company's banking subsidiaries.

     The Board also has an Asset Quality Committee which oversees management's efforts to keep the Company's non-performing assets at a low level. The Committee met nine times in 1998. It is chaired by Mr. Slater and its members include Mr. Bradbury, Mr. Dolben, Mr. Hotarek, Mr. Ridge, Ms. Sidell and Patricia M. Flynn (a Director of USTrust). During 1998, Edward J. Sullivan who is retiring from the Board of the Company at this Annual Meeting, served on the Asset Quality Committee.

     In 1996, the Company organized a Public Affairs Committee which reviews the public relations activities of the Company as well as positions, if any, taken by the Company with regard to public policy issues. The Committee met once in 1998. It is chaired by Mr. Ridge and its members include Mr. Coard, Dr. DerKazarian, Mr. Hansberry and Mr. Sidell. During 1998 Edward J. Sullivan, who is retiring from the Board of the Company at this Meeting, served on the Public Affairs Committee.

     During 1998, there were twelve meetings of the Board of Directors of the Company. No Director attended fewer than 75% of the aggregate number of meetings of the Board of Directors and of the committees of the Board of Directors on which he or she served.

DIRECTORS' FEES AND OTHER COMPENSATION

     Directors of the Company who are not otherwise full-time Officers or employees of the Company or any of its subsidiaries are paid an annual stipend which in 1998 was $15,000. Furthermore, a Director receives up to a maximum of $6,000 annually in meeting fees. Meeting fees are reduced by the percentage of meetings which the Director was eligible to attend, but did not attend. For example, should a Director of the Company who is also a USTrust Director and is eligible to attend 20 Board meetings (12 plus 8) miss 5 meetings of the 20, the Director would receive $4,500 rather than the full $6,000 of meeting fees. On the other hand, if the Director were a Director of the Company only, and attended 8 of those 8 scheduled meetings the Director would receive a full $6,000 in meeting fees. Furthermore, in 1998, Directors (other than full-time employees of the Company) received the following additional committee fees:


i)    Executive Committee.......................  $250 per meeting
ii)   Nominating Committee......................  $500 per meeting
iii)  Audit Committee...........................  $250 per meeting (except Chairman who receives $500 per meeting and $500 per
                                                  diem for work on committee matters when a
                                                  meeting is not held)
iv)   Compensation Committee....................  $250 per meeting (except Chairman who receives $500 per meeting and $500 per
                                                  diem for work on committee matters when a
                                                  meeting is not held)
v)    Asset Quality Committee...................  $250 per meeting (except Chairman who receives $500 per meeting)
vi)   Community Reinvestment Committee..........  $250 per meeting (except Chairman who receives $500 per meeting)
vii)  Public Affairs Committee..................  $250 per meeting (except Chairman who receives $500 per meeting)


     Instead of receiving a retainer or meeting fees, Mr. Schwartz received a stipend of $60,000 in 1998 for his services as Chairman of the Board of Directors. In 1998, Mr. Ridge received a stipend of $55,000 for services performed in his capacity as Vice Chairman of USTrust, also in lieu of a retainer or meeting fees.

     At the Annual Meeting of Stockholders in 1995, the 1995 Directors' Stock Option Plan was approved by the Company's stockholders. Pursuant to that Plan, outside Directors of the Company and USTrust received options to acquire shares at the market price ($12.875) on the date of the meeting, May 16, 1995. Options were granted as follows: individuals who were Directors of both the Company and USTrust received 7,500 options; individuals who were solely Directors of the Company received 5,100 options; individuals who were solely honorary Directors of the Company received 4,500 options; and individuals who were solely Directors of USTrust received 3,000 options. These options vested during 1997. In addition to the foregoing, in May 1996, at the Annual Meeting of Stockholders, the Company's stockholders approved the 1996 Directors' Stock Option Plan which granted outside Directors of the Company 5,000 immediately exercisable options at $13.438, the market price on May 21, 1996, the date of the Annual Meeting of Stockholders.


     The Company also maintains a deferred compensation program which covers Directors of the Company and Directors of any subsidiary of the Company whose Board of Directors elects to participate. Under this program, Directors may elect to defer all or any portion of their Directors' meeting fees and annual stipend. Each participant is treated as a general, unsecured creditor of the Company and has the right to receipt of his deferred compensation upon termination of Director status. Payments of the deferred amounts are made in shares of Common Stock of the Company.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The tables that appear below, together with the accompanying text and footnotes, provide information on compensation and benefits for the named Executive Officers, as defined in the rules and regulations of the Securities and Exchange Commission (the "Named Executive Officers"). Except for the information regarding individual stock option exercises, all the data regarding values for stock options and grants of Restricted Common Stock are hypothetical in terms of the amounts that an individual may or may not receive because such amounts are contingent on continued employment by the individual with the Company and are based on the price of the Common Stock as of the particular reference date. All 1998 year-end values shown in these tables for outstanding Common Stock options and restricted Common Stock ("Restricted Common Stock") shares reflect a $23.5625 price, which was the closing price of the Common Stock on December 31, 1998, as reported in the Nasdaq section of the Eastern Edition of The Wall Street Journal.

     The following table displays compensation information for the past three fiscal years for each of the Named Executive Officers:


                           SUMMARY COMPENSATION TABLE



                                                              LONG TERM COMPENSATION
                                                                      AWARDS
                                        ANNUAL               ------------------------
                                     COMPENSATION            RESTRICTED    SECURITIES
                             ----------------------------      STOCK       UNDERLYING    ALL OTHER
                                      SALARY      BONUS       AWARD(S)      OPTIONS/    COMPENSATION
                             YEAR       $           $          ($)(A)       SARS(#)        ($)(B)
                             ----    --------    --------    ----------    ----------   ------------
Neal F. Finnegan(C)........  1998    $536,431    $520,000     $     --           --       $ 6,400
President and Chief
  Executive                  1997    $494,128    $380,000     $219,375       50,000       $11,659
Officer of the Company       1996    $374,358    $360,000     $     --           --       $ 5,049

Timothy J. Hansberry(D)....  1998    $296,531    $120,000     $352,500       30,000       $ 4,000
Vice Chairman and Chief      1997                             $     --           --
Operating Officer of the     1996                             $     --           --
Company

James K. Hunt(E)...........  1998    $261,897    $120,000     $287,344       15,000       $ 5,600
Executive Vice President,    1997    $237,302    $ 80,000     $188,906       10,000       $ 6,859
Chief Financial Officer and  1996    $211,476    $ 80,000     $ 66,300       37,500       $ 2,049
Treasurer of the Company

Robert T. McAlear(F).......  1998    $241,669    $ 75,000     $ 74,063       10,000       $ 6,400
Executive Vice President/    1997    $217,071    $ 40,000     $     --       10,000       $11,659
Consumer Lending and         1996    $214,486    $ 65,000     $     --       32,500       $ 5,049
Acquisition Integration
of the Company

Kathie S. Stevens(G).......  1998    $210,492    $ 60,000     $ 74,063       10,000       $ 6,400
Executive Vice President/    1997    $211,162    $ 30,000     $     --       10,000       $11,659
Commercial Lending           1996    $202,579    $ 50,000     $     --       12,500       $ 5,049
and Controlled Loans
of the Company

---------------
(A) As of December 31, 1998, each of the Named Executive Officers held the following number of shares of Restricted Common Stock having the corresponding year-end market value:


                                                        AS OF DECEMBER 31, 1998
                                                        -----------------------
                                                           TOTAL
                                                          NUMBER        AGGREGATE
                                                       OF RESTRICTED     MARKET
NAME                                                    SHARES HELD       VALUE
----                                                   -------------    ---------
Neal F. Finnegan.....................................     25,800        $607,913
Timothy J. Hansberry.................................     15,000        $353,438
James K. Hunt........................................     13,600        $320,450
Robert T. McAlear....................................      2,000        $ 47,125
Kathie S. Stevens....................................      2,000        $ 47,125



     These shares are forfeitable to the Company and subject to restrictions on transfer. Upon grant the recipient has full voting and dividend rights with respect to all shares granted. The grants to Mr. Finnegan vest over periods which vary from two to five years and are subject to acceleration in the event of a "change of control" of the Company. The grant to Mr. Hansberry vests over a period of two and one half years. The grants to Mr. Hunt vest over periods which vary from two to two and one-half years. The grants to Mr. McAlear and Ms. Stevens vest over a period of two years.


(B) The amounts reported for 1998 for each of the Named Executive Officers consist of allocations under the Company's Employee Savings Plan as indicated below:


                                                                EMPLOYEE
NAME                                                          SAVINGS PLAN
----                                                          ------------
Neal F. Finnegan............................................     $6,400
Timothy J. Hansberry........................................     $4,000
James K. Hunt...............................................     $5,600
Robert T. McAlear...........................................     $6,400
Kathie S. Stevens...........................................     $6,400



     As of December 31, 1997, the Company's Employee Stock Ownership Plan was merged into the Company's Employee Savings Plan and accordingly, no allocations under the Employee Stock Ownership Plan were made for 1998. Amounts allocated to Mr. Hansberry for 1998 under the Lexington Savings Bank Employee Stock Ownership Plan have not, as of the date hereof, been determined by the Company's actuarial consultants.



(C) The Company entered into a restated and amended Employment Agreement with Mr. Finnegan, effective January 1, 1999 and ending December 31, 2001, under which Mr. Finnegan receives a base salary of $600,000, subject to discretionary increases. In addition, on January 4, 1999, Mr. Finnegan was granted a total of 360,000 fully vested stock options, with a per share exercise price of $23.6875, the fair market value on January 4, 1999, and 10,000 shares of Restricted Common Stock which vest over a two year period. See "Employment Agreements." Mr. Finnegan's base salary was $520,000 in 1998, $480,000 in 1997 and $360,000 in 1996.



(D) Mr. Hansberry became Vice Chairman and Chief Operating Officer of the Company and President and Chief Operating Officer of USTrust in August, 1998, following the acquisition by the Company of Affiliated Community Bancorp, Inc., the bank holding company for which Mr. Hansberry had served as a Director and President and Chief Executive Officer. Cash compensation paid to Mr. Hansberry for services rendered to Affiliated Community Bancorp, Inc. in 1998 is included in the above table. Of the amounts reported for 1998, $204,171 of Mr. Hansberry's salary was paid by Affiliated Community Bancorp, Inc. and the balance of each item was paid by the Company. Mr. Hansberry entered into an Employment Agreement with the Company, effective August 10, 1998 for an initial term ending on January 4, 2000, automatically renewing for a first renewal term expiring on August 9, 2001, (unless the Company at its option elects to extend the first renewal term beyond August 9, 2001), and thereafter renewing annually unless notice of non-renewal is given by either party at least 60 days prior to the expiration of the first renewal term or any subsequent renewal term. See "Employment Agreements."


(E) Mr. Hunt entered into a restated and amended two-year Employment Agreement dated February 1, 1996 and thereafter continuing to run year-to-year unless terminated in writing by either party upon 60-days notice. See "Employment Agreements."

(F) Mr. McAlear entered into a two-year Employment Agreement dated February 1, 1996 and thereafter continuing to run year-to-year unless terminated in writing by either party upon 60-days notice. See "Employment Agreements."

(G) Ms. Stevens entered into a two-year Employment Agreement dated February 1, 1996 and thereafter continuing to run year-to-year unless terminated in writing by either party upon 60-days notice. See "Employment Agreements."

                            STOCK-BASED COMPENSATION


     The Stock Compensation Plan originally adopted in 1992, as amended to date, provides for granting of Incentive Stock Options, Nonqualified Stock Options and Restricted Common Stock Awards or a combination of the foregoing as a means through which the Company seeks to attract and retain highly qualified employees and attract and encourage able persons to enter into and remain in the Company's and its subsidiaries' employ. The Plan is designed to encourage key employees of the Company and its subsidiaries to acquire and maintain stock ownership, thereby strengthening their commitment to the welfare of the Company and promoting the identity of interests between stockholders and key employees.


     The following table provides details regarding stock options granted to the Named Executive Officers in 1998 under the Stock Compensation Plan. In addition, in accordance with SEC rules, this table shows hypothetical gains on a pre-tax basis or "option spreads" that would exist for the respective options granted in 1998 for the Named Executive Officers. These gains are based on assumed rates of annual compound stock price appreciation of 0%, 5% and 10% from the date the options were granted over the full option term.


                             OPTION GRANTS IN 1998



                                            INDIVIDUAL GRANTS
                                          ---------------------
                             NUMBER OF        %                                             POTENTIAL REALIZABLE VALUE
                             SECURITIES    OF TOTAL                 MARKET                    AT ASSUMED ANNUAL RATES
                             UNDERLYING    OPTIONS                 VALUE ON                 OF STOCK PRICE APPRECIATION
                              OPTIONS     GRANTED TO   EXERCISE     GRANT                       FOR OPTION TERM(C)
                              GRANTED     EMPLOYEES     PRICE        DATE      EXPIRATION   ---------------------------
                               (#)(A)      IN 1998     ($/SH.)    ($/SH.)(B)      DATE      0%       5%         10%
                             ----------   ----------   --------   ----------   ----------   ---   --------   ----------
Neal F. Finnegan...........        --          --            --          --          --     --          --           --
Timothy J. Hansberry.......    30,000       11.93%     $23.5000    $23.5000     8/10/08     --    $443,371   $1,123,588
James K. Hunt..............    15,000        5.96%     $24.6875    $24.6875     1/13/08     --    $232,888   $  590,183
Robert T. McAlear..........    10,000        3.98%     $24.6875    $24.6875     1/13/08     --    $155,258   $  393,455
Kathie S. Stevens..........    10,000        3.98%     $24.6875    $24.6875     1/13/08     --    $155,258   $  393,455


---------------

(A) The options set forth above vested immediately as of the date of the grant.



(B) Fair market value of Common Stock on the date of the grant.



(C) Realizable value represents the difference between the assumed stock price at the expiration date and the exercise price.

     The following table shows stock option exercises by the Named Executive Officers during 1998, including the aggregate value realized upon exercise. "Value realized upon exercise" represents the excess of the closing price of the Common Stock on the date of exercise over the exercise price. In addition, this table includes the number of shares remaining unexercised underlying both "exercisable" (i.e. vested) and "unexercisable" (i.e. unvested) stock options as of December 31, 1998. Also reported are the values of "in-the-money" options, which represent the positive spread between the exercise price of any such existing stock options and the year-end price of the Common Stock of $23.5625.

                    AGGREGATED OPTION EXERCISES IN 1998 AND
                          YEAR-END 1998 OPTION VALUES

                                                           NUMBER OF SECURITIES          VALUE OF UNEXERCISED,
                                                          UNDERLYING UNEXERCISED         IN-THE-MONEY, OPTIONS
                               SHARES                   OPTIONS AT FISCAL YEAR END        AT FISCAL YEAR END
                              ACQUIRED       VALUE      ---------------------------   ---------------------------
                             ON EXERCISE    REALIZED    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                             -----------   ----------   -----------   -------------   -----------   -------------
Neal F. Finnegan...........    80,800      $1,048,396     338,534        16,666       $3,952,861       $54,165
Timothy J. Hansberry.......        --              --     116,609            --       $1,244,917            --
James K. Hunt..............        --              --      70,500            --       $  517,148            --
Robert T. McAlear..........        --              --      71,700            --       $  607,075            --
Kathie S. Stevens..........    15,000      $  190,625      75,200            --       $  756,981            --

                              RETIREMENT BENEFITS

     The following table presents the years of service to the Company (and, if applicable, years of service rendered to a financial institution or other business entity acquired by the Company) and the 1998 remuneration covered by the Company's Pension Plan and Supplemental Retirement Benefit Plan for the five Named Executive Officers with regard to whom information is provided in the Executive Compensation Table.

                                                 CURRENT          COVERED
                                             YEARS OF SERVICE   REMUNERATION
                                             ----------------   ------------
Neal F. Finnegan...........................          6            $520,000
Timothy J. Hansberry.......................          6            $255,000
James K. Hunt..............................          5            $250,000
Robert T. McAlear..........................          8            $230,000
Kathie S. Stevens..........................         13            $200,000

     The following table reflects annual single life annuity retirement benefits payable (before deduction for Social Security benefits) to persons in specified "final average" base salary and years of service classifications.

                                                         YEARS OF SERVICE
                                                -----------------------------------
BASE SALARY                                        15          20       25 AND OVER
-----------                                     --------    --------    -----------

 $100,000     ................................  $ 30,000    $ 40,000     $ 50,000
  125,000     ................................    37,500      50,000       62,500
  150,000     ................................    45,000      60,000       75,000
  175,000     ................................    52,500      70,000       87,500
  200,000     ................................    60,000      80,000      100,000
  225,000     ................................    67,500      90,000      112,500
  250,000     ................................    75,000     100,000      125,000
  300,000     ................................    90,000     120,000      150,000
  400,000     ................................   120,000     160,000      200,000
  500,000     ................................   150,000     200,000      250,000
  600,000     ................................   180,000     240,000      300,000

     To the extent that benefits cannot be provided under the Pension Plan or certain other retirement plans of the Company because of the limitations imposed by Sections 415 and 401(a)(17) of the Internal Revenue Code on the amount of such benefits payable, any balance of benefits otherwise payable under such plans will be provided by the Company to eligible officers pursuant to a Supplemental Retirement Benefit Plan adopted by the Board of Directors. As of December 31, 1998, all individuals named in the Summary Compensation Table were covered by the Supplemental Retirement Benefit Plan. In addition, all individuals named in the Summary Compensation Table were covered by the Senior Executive Plan which is a supplemental retirement plan that provides a maximum benefit equal to 50% of five year average compensation. For purposes of this plan, compensation includes salary, certain cash payments and certain Restricted Stock bonus payments.

                         COMPENSATION COMMITTEE REPORT

COMPENSATION PHILOSOPHY

     This Report reflects the Company's compensation philosophy and resulting actions taken by the Company for 1998, as shown in the various compensation tables above. The Compensation Committee either approves or recommends to the Board of Directors salary and bonus amounts and stock award levels for Executive Officers of the Company and its affiliates. Directors who were also Executive Officers did not participate in votes concerning their own remuneration or plans under which they were eligible to receive any benefits.

     Compensation of Executive Officers of the Company has been designed generally to: (i) compensate Executive Officers based upon corporate, business unit and individual performance; (ii) motivate Executive Officers to achieve strategic business initiatives and reward them for their achievement; (iii) provide salary arrangements which are comparable (and in the aggregate at approximately the 60th percentile when compared to those of the Company's peer group competitors) as described below under "Salary"; and (iv) align the interests of executives with the long-term interests of stockholders through award opportunities that can result in the ownership of Common Stock. The Committee does not at present, however, have any specific target level of Common Stock ownership.

     In 1998, executive compensation was composed of base salary, discretionary annual incentive awards, long-term incentive opportunities in the form of stock options and Restricted Common Stock, and benefits typically offered to executives by the Company's peer group competitors. Generally, as an executive's level of responsibility increases, a greater portion of potential total compensation tends to be based upon performance incentives and less on salary and employee benefits, often causing greater variability in the individual's absolute compensation level from year to year. Generally, the higher one rises in the organization, the greater the mix of compensation shifts to reliance on the Common Stock through stock-based awards. Specific compensation and award levels are determined by the Compensation Committee, using its discretion and considering both objective and subjective criteria.


     In 1996, the Compensation Committee adopted a written "UST Corp. Executive Compensation Philosophy" (the "Compensation Philosophy"). The Compensation Philosophy utilizes comparable peer company data analyses conducted by Executive Alliance, the Company's independent employee compensation consultants, and calls for procedures under which: (i) base salary shall be set so that the targeted positioning is the 60th percentile for each position, based on asset size or such other scope criteria; (ii) actual base salary for an individual relative to the target pay shall be determined based on the individual's unique background, experiences, personal skills and abilities as well as the business challenges facing the Company which require the use of such attributes or skills; and (iii) annual incentive targets shall be set at levels which approximate the 60th percentile of total compensation, so as to drive and reward consistent improvement in performance. The same peer company data analyses used to establish salary ranges are to be used to calibrate incentive earning potential. Performance goals may be set at levels which approximate the 75th percentile of total compensation; and the annualized value of long-term incentive targets shall be set at levels which approximate the 60th percentile of the competitive total compensation, so as to drive and reward consistent improvement in performance and shareholder value. Peer company data will be used to calibrate long-term incentive earning potential. Performance goals may be set at levels which approximate the 75th percentile of competitive total direct compensation values.


     The Compensation Committee has granted substantial stock compensation to Mr. Finnegan and the other Named Executive Officers in order to align more closely the economic interests of these officers with those of the Company's stockholders.

GENERAL BACKGROUND


     The Five-Year Stockholder Return comparison, which is found at the end of the discussion of Compensation of Executive Officers, reflects the five-year performance (including reinvestment of dividends) of the Company's Common Stock as compared to the Keefe, Bruyette & Woods ("KBW") New England Bank Index and the Standard & Poor's 500 Index.


     The following is a discussion of the Compensation Committee's bases for Mr. Finnegan's compensation reported for 1998, and its general policies with respect to the other Named Executive Officers in the Summary Compensation Table. Mr. Finnegan served as Chief Executive Officer throughout 1998.

SALARY


     The Compensation Committee increased Mr. Finnegan's base salary from $480,000 to $520,000 effective January 1, 1998. Based upon comparative analyses of approximately 15 similarly-sized regional and national bank holding companies provided to the Compensation Committee and advice provided by Executive Alliance his base salary was increased to $600,000 effective January 1, 1999 to be competitive with the base salaries of Chief Executive Officers of the banks and bank holding companies analyzed. The increase is referenced in a restated and amended three-year Employment Agreement with the Company effective January 1, 1999. (See "Employment Agreements".)


1998 CASH BONUS AWARDS


     Mr. Finnegan received a $520,000 cash bonus in early 1999 to reflect his performance during 1998 (which is reflected in the Summary Compensation Table), based upon a determination of the Compensation Committee, considering the financial performance of the Company as measured according to the Annual Incentive Plan adopted by the Company in 1998. As contemplated by the Annual Incentive Plan, in early 1998 the Compensation Committee selected corporate financial performance targets for the 1998 fiscal year as a guide in setting cash bonus compensation for Mr. Finnegan and certain other executive officers of the Company. The three goals selected were targets for achieving specified levels of return on average assets, earnings per share and operating efficiency. Consistent with the Annual Incentive Plan, in measuring the return on average assets and earnings per share targets, net income was adjusted to reflect income before securities transactions and before any extraordinary or unusual or nonrecurring items of gain or loss, net of tax effect. In 1998, the Company achieved its target for earnings per share and exceeded its targets for return on average assets and operating efficiency. As calculated pursuant to the provisions of the Annual Incentive Plan, and as described above, the Company's 1998 return on average assets was 1.28%, its earnings per share was $1.65 and its efficiency ratio was 61.72%. In addition to the foregoing, in setting Mr. Finnegan's cash bonus for 1998, the Compensation Committee also considered other factors which affected the Company in 1998, such as; (i) the increase in the asset size of the Company; (ii) the increased number and broadened scope of financial products offered by the Company and its subsidiaries; (iii) the completion of the Company's acquisitions of Affiliated Community Bancorp, Inc. and Somerset Savings Bank, both of which were entered into in December, 1997 and consummated in the third quarter of 1998; and (iv) the effective integration of the acquired banks into USTrust, the Company's lead banking subsidiary, including the successful systems conversions of the acquired banks to the systems of USTrust. Under the matching contribution feature of UST Corp.'s Employee Savings Plan, Mr. Finnegan also received an aggregate contribution of $6,400 for 1998.


1998 STOCK AWARDS


     The Company's Stock Compensation Plan, approved by stockholders in 1992, permits the granting of several different types of stock-based awards. The Company's 1989 Restricted Common Stock Bonus Award Program permits the granting of awards of Restricted Common Stock. On January 2, 1997 Mr. Finnegan was granted a total of 50,000 stock options, priced at $20.3125, the fair market value at the close of trading on January 2, 1997. The options vested in 1997. As part of an amendment and to reflect a one year extension of his employment agreement in 1997, Mr. Finnegan also received a 10,800 share Restricted Common Stock bonus in early 1997 which provides him with Restricted Common Stock for the additional year of his contract on a basis consistent with the prior years of his contract period. No options or Restricted Common Stock were granted to Mr. Finnegan in 1998. On January 4, 1999, Mr. Finnegan was granted 360,000 fully vested options to acquire the Company's Common Stock at an exercise price of $23.6875 per share and 10,000 shares of Restricted Common Stock, which vests over a two year period. (See "Employment Agreements".)


LIMITATION ON DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     The Internal Revenue Code was amended in 1993 to disallow deductions on annual compensation in excess of $1,000,000 for certain executives of public companies, beginning in 1994. The Compensation Committee accordingly amended the Stock Compensation Plan, imposing a per-employee limit on annual grants, which was approved by the Company's stockholders at the 1994 Annual Meeting. The Compensation Committee has monitored the impact of this law over the past several years and has taken into consideration both the benefits of favorable tax treatment for the Company and the necessity for the Compensation Committee to have the discretion to take appropriate steps to further its executive compensation philosophy and honor existing contractual obligations. As a result of the foregoing, the Compensation Committee recommended to, and the Board of Directors approved the Company's new Annual Incentive Plan which addresses the foregoing tax considerations. The stockholders approved the new Annual Incentive Plan at the Annual Meeting held on May 19, 1998.

     This Report was submitted by the Compensation Committee which is comprised of the following Directors, none of whom is a full-time employee of the Company or any of its subsidiaries:

          Donald C. Dolben, Chairman
        Paul D. Slater, Vice Chairman
        Robert L. Culver
        Francis X. Messina
        Gordon M. Weiner

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1998, the following persons served for a portion or all of the year on the Compensation Committee: Robert L. Culver, Donald C. Dolben, Francis X. Messina, Paul D. Slater and Gordon M. Weiner.

     Officers and Directors of the Company, and their associates, are customers of the Company and its subsidiaries and, as such, may have obtained loans and loan commitments in excess of $60,000. All such loans and loan commitments outstanding since the beginning of the last fiscal year were made in the ordinary course of business by the Company's banking subsidiaries and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectability or present other unfavorable terms.

     The members of the Compensation Committee, and their respective associates, may have had an interest in certain transactions involving the Company or its subsidiaries during 1998. In addition to loan transactions and other customer transactions, during the past fiscal year the Company and its subsidiaries have used products or services of, and have had other transactions with, various organizations with which Officers and Directors of the Company are affiliated. The amounts involved have in no case been material in relation to the business of the Company and its subsidiaries and it is believed that they have not been material in relation to the business of such other organizations or to the individuals concerned. It is expected that in the future the Company and its subsidiaries will continue to have transactions similar to those described in this paragraph.

                    FIVE-YEAR STOCKHOLDER RETURN COMPARISON

     The following table compares the total return on the Company's Common Stock over the last five years to the Keefe, Bruyette & Woods ("KBW") New England Bank Index and the Standard & Poor's 500 Index ("S&P 500"). The KBW New England Bank Index is comprised of approximately 18 commercial and savings banks located within the New England states and ranging in asset size from approximately $520 million to $10 billion. The Company has decided to include comparisons to this index, which only first became available in 1994, because it provides a closer comparison to the Company as it is entirely an index of mid-sized New England banks and bank holding companies with similar geographical, size and market characteristics. Most banks that use the KBW New England Bank Index also compare themselves to the S&P 500. Total return values for these indices were calculated based on cumulative total return values, assuming reinvestment of dividends.

                   COMPARISON OF FIVE-YEAR CUMULATIVE RETURN

                  AMONG UST CORP., STANDARD & POOR'S 500 INDEX

                         AND KBW NEW ENGLAND BANK INDEX
                         FISCAL YEAR ENDING DECEMBER 31
[COMPARISON GRAPH]

                                                                             STANDARD AND POOR'S 500      KBW NEW ENGLAND BANK
                                                        UST CORP.                     INDEX                       INDEX
                                                        ---------            -----------------------      --------------------
'1993'                                                   100.00                      100.00                      100.00
'1994'                                                    96.47                      101.36                      100.67
'1995'                                                   136.94                      139.31                      157.13
'1996'                                                   198.16                      171.21                      217.03
'1997'                                                   271.58                      228.26                      373.11
'1998'                                                   235.83                      293.36                      344.79

                             EMPLOYMENT AGREEMENTS


     Mr. Finnegan, President and Chief Executive Officer of the Company, entered into a restated and amended three year Employment Agreement with the Company effective January 1, 1999. Under the terms of the Agreement, Mr. Finnegan is paid a base salary of $600,000 per annum, subject to discretionary increases, is eligible for discretionary bonuses and is entitled to those fringe benefits made available to other senior executives of the Company. Under the Agreement, Mr. Finnegan received on January 4, 1999 an aggregate of 10,000 shares of Restricted Common Stock which vest over a two year period and an aggregate of 360,000 fully vested options to acquire the Company's Common Stock at the exercise price of $23.6875 per share, the fair market value of the Common Stock on January 4, 1999. On the first and second anniversaries of the Agreement, Mr. Finnegan will be granted 10,000 additional shares of Restricted Common Stock. The restrictions on these shares will lapse over a two-year period from the date of the respective grant. The Agreement also provides Mr. Finnegan with up to five additional years of service under the Company's Senior Executive Plan. Mr. Finnegan has agreed to non-competition and non-solicitation provisions in the Agreement. In addition, in the event of his termination by the Company other than for cause or by Mr. Finnegan for good reason (exclusive of a change-in-control) he will receive an amount equal to the sum of: twenty-four months base salary, two times his short term incentive compensation for the full calendar year immediately preceding his termination; up to twenty-four months continuation of healthcare benefits (or cash equivalent); full option acceleration; and the lapse of restrictions on all Restricted Common Stock. In the event of such termination following a change-in-control, Mr. Finnegan will receive: thirty-six months base salary; three times his short term incentive compensation for the full calendar year immediately preceding his termination; up to thirty-six months continuation of healthcare benefits (or cash equivalent); and the vesting of any Restricted Common Stock or stock options will be in accordance with the Company's Stock Compensation Plan. Notwithstanding the preceding, the total amounts payable to Mr. Finnegan resulting from a change-in-control will be limited to the maximum amount that is deductible by the Company under Section 280G of the Internal Revenue Code.



     Mr. Hansberry, Vice Chairman and Chief Operating Officer of the Company and President and Chief Operating Officer of USTrust, entered into an Employment Agreement effective August 10, 1998 for an initial term ending on January 4, 2000, and thereafter automatically renewing for a first renewal term expiring on August 9, 2001 (unless the Company at its option elects to extend the first renewal term beyond August 9, 2001), and thereafter renewing annually unless notice of non-renewal is given by either party at least 60 days prior to the expiration of the first renewal term or any subsequent renewal term. Under the terms of the Agreement, Mr. Hansberry is paid a base salary of $325,000 per annum subject to discretionary increases, is eligible for bonuses under the Company's Annual Incentive Plan for Executives, and is entitled to those fringe benefits made available to other senior executives of the Company. Under the Agreement, Mr. Hansberry has received an aggregate of 15,000 shares of Restricted Common Stock which vest over a period ending on January 2, 2001 and an aggregate of 30,000 fully vested options to acquire the Company's Common Stock at the exercise price of $23.5000 per share, the fair market value of the Common Stock on August 10, 1998. On January 8, 1999, Mr. Hansberry was granted 30,000 stock options at an exercise price of $23.375 per share, the fair market value of the Common Stock on that date. Mr. Hansberry has agreed to non-competition and non-solicitation provisions in the Agreement. In addition, in the event of his termination by the Company other than for cause or by Mr. Hansberry for good reason (exclusive of a change-in-control), he will receive eighteen months base salary, any bonus awarded, but not yet paid, and up to eighteen months continuation of healthcare benefits (or cash equivalent). In the event of such termination following a change-in-control, Mr. Hansberry will receive 2.99 times his "base amount" as defined in Section 280G(b)(3) of the Internal Revenue Code, exclusive of his W-2 earnings resulting from the exercise of stock options, any bonus awarded, but not yet paid, up to eighteen months continuation of healthcare benefits (or cash equivalent), and the vesting of any Restricted Common Stock or stock options will be in accordance with the Company's Stock Compensation Plan. Notwithstanding the preceding, the total amounts payable to Mr. Hansberry resulting from a change-in-control will be limited to the maximum amount that is deductible by the Company under Section 280G of the Internal Revenue Code.

     Mr. Hunt, Executive Vice President, Chief Financial Officer and Treasurer of the Company, entered into a restated and amended two-year Employment Agreement with the Company, dated February 1, 1996, which thereafter continues to run year-to-year unless terminated in writing by either party upon 60-days notice. Under the terms of the Employment Agreement, Mr. Hunt is paid a base salary of $250,000 per annum, is eligible for discretionary bonuses and is entitled to fringe benefits made available to senior executives. Through December 31, 1998, Mr. Hunt has also received an aggregate of 38,100 shares of Restricted Common Stock and aggregate options to purchase 87,500 shares of the Company's Common Stock at an average purchase price of $15.34 per share. On January 8, 1999, Mr. Hunt was granted 30,000 stock options, priced at $23.375, the fair market value of the Common Stock on that date. Under the terms of the Employment Agreement, Mr. Hunt has also agreed to certain non-solicitation and confidentiality provisions. In addition, under the Employment Agreement, as amended on December 17, 1996, in the event there is a change-in-control of the Company (as defined in the Employment Agreement) and Mr. Hunt is not offered continued employment in a similar position with the successor entity, Mr. Hunt will be entitled to a severance payment equal to two times the sum of (i) his then current annual base salary for the then most recent year plus (ii) the bonus which Mr. Hunt earned for performance during the previous calendar year. Mr. Hunt would also be entitled to up to twenty-four months continuation of healthcare benefits (or cash equivalent) and any then unvested Restricted Common Stock or stock options would vest in accordance with the Company's Stock Compensation Plan. In addition, in the event of his termination by the Company other than for cause (exclusive of a change-in-control), or by Mr. Hunt for good reason, he will receive twelve months base salary, an amount equal to the bonus which Mr. Hunt earned for performance during the calendar year immediately preceding his date of termination, and up to twelve months continuation of healthcare benefits (or cash equivalent).



     Mr. McAlear, Executive Vice President/Consumer Lending and Acquisition Integration of the Company and Vice Chairman of USTrust, entered into a two-year Employment Agreement with the Company, dated February 1, 1996, which thereafter continues year-to-year unless terminated in writing by either party upon 60-days notice. Under the terms of the Employment Agreement, Mr. McAlear is paid a base salary of $230,000 per annum subject to discretionary increases, is eligible for discretionary bonuses and is entitled to fringe benefits made available to senior executives. Through December 31, 1998, Mr. McAlear has also received an aggregate of 12,000 shares of Restricted Common Stock and aggregate options to purchase 98,550 shares of the Company's Common Stock at an average purchase price of $13.17 per share. On January 8, 1999, Mr. McAlear was granted 10,500 stock options, priced at $23.375, the fair market value of the Common Stock on that date. Under the terms of the Employment Agreement, Mr. McAlear has also agreed to certain non-solicitation and confidentiality provisions. In addition, under the Employment Agreement, as amended on December 17, 1996, in the event there is a change-in-control of the Company (as defined in the Employment Agreement) and Mr. McAlear is not offered continued employment in a similar position with the successor entity, Mr. McAlear will be entitled to a severance payment equal to two times the sum of (i) his then current annual base salary for the then most recent year plus (ii) an amount equal to the bonus which Mr. McAlear earned for performance during the previous calendar year. Mr. McAlear would also be entitled to up to twenty-four months continuation of healthcare benefits (or cash equivalent) and any then unvested Restricted Common Stock or stock options would vest in accordance with the Company's Stock Compensation Plan. In addition, in the event of his termination by the Company other than for cause (exclusive of a change-in-control), or by Mr. McAlear for good reason, he will receive twelve months base salary, an amount equal to the bonus which Mr. McAlear earned for performance during the calendar year immediately preceding his date of termination, and up to twelve months continuation of healthcare benefits (or cash equivalent).



     Ms. Stevens, Executive Vice President/Commercial Lending and Controlled Loans of the Company and Vice Chairman of USTrust, entered into a two-year Employment Agreement with the Company, dated February 1, 1996, which thereafter continues year-to-year unless terminated in writing by either party upon 60-days notice. Under the terms of the Employment Agreement, Ms. Stevens is paid a base salary of $200,000 per annum subject to discretionary increases, is eligible for discretionary bonuses and is entitled to fringe benefits made available to senior executives. Through December 31, 1998, Ms. Stevens has also received an aggregate of 15,000 shares of Restricted Common Stock and aggregate options to purchase 117,050 shares of the Company's Common Stock at an average purchase price of $11.97 per share. On January 8, 1999, Ms. Stevens was granted 10,500 stock options, priced at $23.375, the fair market value of the Common Stock on that date. Under the terms of the Employment Agreement, Ms. Stevens has also agreed to certain non-solicitation and confidentiality provisions. In addition, under the Employment Agreement, as amended on December 17, 1996, in the event there is a change-in-control of the Company (as defined in the Employment Agreement) and Ms. Stevens is not offered continued employment in a similar position with the successor entity, Ms. Stevens will be entitled to a severance payment equal to two times the sum of (i) her then current annual base salary for the then most recent year plus (ii) an amount equal to the bonus which Ms. Stevens earned for performance during the previous calendar year. Ms. Stevens would also be entitled to up to twenty-four months continuation of healthcare benefits (or cash equivalent) and any then unvested Restricted Common Stock or stock options would vest in accordance with the Company's Stock Compensation Plan. In addition, in the event of her termination by the Company other than for cause (exclusive of a change-in-control), or by Ms. Stevens for good reason, she will receive twelve months base salary, an amount equal to the bonus which Ms. Stevens earned for performance during the calendar year immediately preceding her date of termination, and up to twelve months continuation of healthcare benefits (or cash equivalent).


                     CERTAIN TRANSACTIONS AND INDEBTEDNESS

     As described above under "Compensation Committee Interlocks and Insider Participation," the Company and its subsidiaries had certain lending and other transactions and relationships with Directors, Officers and 5% stockholders of the Company, and their associates, during 1998.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors, upon the recommendation of the Audit Committee, has selected the firm of Arthur Andersen LLP, independent public accountants, as auditors of the Company for 1999. The Company has been advised by such firm that neither it nor any member or associate of such firm has any relationship with the Company or with any of its affiliates other than as independent accountants and auditors. Arthur Andersen LLP has served as the Company's independent auditors since the Company's organization in 1967.

     Representatives of Arthur Andersen LLP will be present at the Annual Meeting, will have an opportunity to make any statement they may desire to make, and will be available to answer appropriate questions from stockholders.

               TO APPROVE, UPON THE RECOMMENDATION OF THE BOARD,

                     AN AMENDMENT TO THE COMPANY'S BY-LAWS


                                (NOTICE ITEM 2)


     In January, 1999 the Board of Directors of the Company voted unanimously to recommend to the Company's stockholders that Article I, Section 1 of the Company's By-Laws be amended to change the date of the Company's Annual Meeting of Stockholders from the third Tuesday in May to the third Tuesday in April; commencing in the Year 2000. Should this Proposal be approved at this Meeting, the Annual Meeting of the Company's stockholders in the Year 2000 would be held on April 18, 2000.

     Although the Board of Directors characterizes the proposed Amendment to the By-laws as a procedural matter, the Board considers the Amendment to the Company's By-Laws as necessary and desirable for the following reasons:


          (i) The Board believes that the earlier Annual Meeting date will improve the efficiency and effectiveness of the Board in addressing customary and other year-end Company business, such as the election of officers and addressing matters involving the Company's subsidiaries, by closely coordinating the timing of the Annual Meeting of Stockholders with the Annual Meeting of the Board of Directors. Based on the current meeting schedule, the Board now holds eight rather than twelve regular meetings during each year and is not scheduled to meet during the month of May. Therefore, (if the Company continued to hold the Annual Meeting of Stockholders in May) the Annual Meeting of the Board of Directors (always held after the Annual Meeting of Stockholders) would not be held until June, a full month after the Annual Meeting of Stockholders. By adopting the new date, however, Annual Meetings of the Stockholders and Directors may in fact be held on the same day.

          (ii) The change in the Annual Meeting would also better coordinate the Company's presentation to its stockholders with the completion and publication of the Company's year-end financial statements and Securities and Exchange Commission filings.

     Should the Proposal be adopted by the Company's Stockholders, Article I,
Section I of the By-Laws of the Company would be amended to read in its entirety as follows:

          "1. ANNUAL MEETING. The annual meeting of stockholders shall be held on the third Tuesday in April in each year (or if that be a legal holiday in the place where the meeting is to be held, on the next succeeding full business day) at 11:00 o'clock A.M. unless a different hour is fixed by the Directors or the President and stated in the notice of the meeting. The purposes for which the annual meeting is to be held, in addition to those prescribed by law, by the Articles of Organization or by these By-Laws, may be specified by the Directors or the President. If no annual meeting is held in accordance with the foregoing provisions, a special meeting may be held in lieu thereof, and any action taken at such meeting shall have the same effect as if taken at the annual meeting."

RECOMMENDATION OF YOUR BOARD OF DIRECTORS TO VOTE "FOR" THIS PROPOSAL

     The Board of Directors believes that the adoption of the proposed Amendment to the Company's By-Laws will promote the interests of the Company and its stockholders. Proxies solicited by the Board of Directors will be voted in favor of the Proposal unless stockholders specify otherwise.

     To approve the Amendment to change the date of the Annual Meeting from the third Tuesday in May to the third Tuesday in April, the vote of the holders of a majority of the shares present or represented and entitled to vote on the Proposal at the Annual Meeting is required. An abstention will have the effect of a vote against the Proposal, while a broker non-vote (i.e., shares held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners and (ii) the broker or nominee does not have the discretionary authority to vote on a particular matter) will have no effect on the outcome.

                      ACTION TO BE TAKEN -- OTHER BUSINESS
                                (NOTICE ITEM 3)

     As of the date of this Proxy Statement, the Board of Directors does not intend to present at the Annual Meeting any business other than the two specific items listed in the notice, and it has not been informed of any business intended to be presented by others. Should any other matters, however, properly come before the meeting, the persons named in the enclosed Proxy will take action, and vote Proxies, in accordance with their judgment on such matters.

     Action may be taken on the business to be transacted at the meeting on the date specified in the Notice of Annual Meeting or on any date or dates to which such meeting may be adjourned.

                        SECURITY OWNERSHIP OF MANAGEMENT

     Other than Franklin Mutual Advisers, Inc., which reported beneficial ownership as of December 31, 1998 of 6.1% of the Company's Common Stock, as of March 1, 1999, the Company was unaware of any stockholder or related group of stockholders which beneficially owned more than five percent of the Company's Common Stock.


     The following table shows the number of shares and percentage of the Company's Common Stock beneficially owned or owned through the Company's Deferred Compensation Plan by each Director and nominee for Director, each Named Executive Officer in the Summary Compensation Table above and by all Directors and Officers of the Company as a group, as of March 1, 1999. Units in the Deferred Compensation Plan have no voting rights and the underlying shares of the Company's Common Stock associated with such units may not be sold until the individual holder retires from the Company or dies.



                                     AMOUNT AND
                                     NATURE OF
                                     BENEFICIAL         DEFERRED                  PERCENT OF
NAME                                OWNERSHIP(1)        PLAN(2)       TOTAL         CLASS
----                                ------------        --------      -----       ----------
Chester G. Atkins.................       13,911(3)                      13,911           *
David E. Bradbury.................      319,525(4)                     319,525           *
Kendrick G. Bushnell..............       15,598(5)                      15,598           *
Jack E. Chappell..................       44,062(6)                      44,062           *
Robert M. Coard...................        8,263(7)        2,039         10,302           *
Robert L. Culver..................       12,665(8)                      12,665           *
Alan K. DerKazarian...............       21,982(9)        2,310         24,292           *
Donald C. Dolben..................        9,050(10)                      9,050           *
James F. Drew.....................      188,422(11)                    188,422           *
Neal F. Finnegan..................      909,328(12)                    909,328      2.1313%
Timothy J. Hansberry..............      173,416(13)                    173,416           *
Edward S. Heald...................        9,693(14)                      9,693           *
Brian W. Hotarek..................       11,800(15)       4,732         16,532           *
James K. Hunt.....................      142,801(16)                    142,801           *
Robert T. McAlear.................      115,576(17)                    115,576           *
James E. McCobb, Jr...............       28,576                         28,576           *
Francis X. Messina................      421,973(18)      25,400        447,373      1.0486%
Sydney L. Miller..................      123,831(19)       5,352        129,183           *
Vikki L. Pryor....................        5,097(20)                      5,097           *
Gerald M. Ridge...................       37,839(21)                     37,839           *
William Schwartz..................       16,925(22)      41,146         58,071           *
Barbara C. Sidell.................      511,029(23)                    511,029      1.1978%
James V. Sidell...................      325,566(24)                    325,566           *
Paul D. Slater....................      132,877(25)      16,798        149,675           *
Kathie S. Stevens.................      107,370(26)                    107,370           *
Edward J. Sullivan................       19,450(27)                     19,450           *
G. Robert Tod.....................        7,475(28)                      7,475           *
Michael J. Verrochi...............      195,054(29)       1,358        196,412           *
Gordon M. Weiner..................        5,119(30)                      5,119           *
ALL DIRECTORS AND OFFICERS AS A
  GROUP (31 persons)..............    4,105,531(31)      99,135      4,204,666      9.8551%

---------------
   * Less than 1%.

 (1) Information as to the interests of the respective Executive Officers, Directors and nominees has been furnished in part by them. As of March 1, 1999, all such shares are held of record unless otherwise indicated. The inclusion of information concerning shares held by or for their spouses, children or by trusts or corporations in which they have an interest does not constitute an admission by such persons of beneficial ownership thereof. Unless otherwise indicated, all persons have sole voting and dispositive power as to all shares they are shown as owning.

 (2) Denotes units representing share equivalents held in deferred compensation accounts as of December 31, 1998. Units in the Deferred Compensation Plan have no voting rights and the underlying shares of the Company's Common Stock associated with such units may not be sold until the individual holder retires from the Company or dies.

 (3) Includes options to acquire 8,800 shares which are fully vested, but not yet exercised.

 (4) Includes options to acquire 46,188 shares which are fully vested, but not yet exercised.

 (5) Includes options to acquire 14,978 shares which are fully vested, but not yet exercised.

 (6) Includes options to acquire 14,099 shares which are fully vested, but not yet exercised.

 (7) Includes options to acquire 8,000 shares which are fully vested, but not yet exercised.

 (8) Includes options to acquire 12,500 shares which are fully vested, but not yet exercised.

 (9) Includes options to acquire 8,000 shares which are fully vested, but not yet exercised.

(10) Mr. Dolben's wife beneficially owns an additional 1,604 shares as to which Mr. Dolben disclaims any beneficial interest. Includes options to acquire 5,000 shares which are fully vested, but not yet exercised.

(11) Includes options to acquire 1,900 shares which are fully vested, but not yet exercised.


(12) Includes 6,667 shares of Common Stock which remain subject to forfeiture as Restricted Common Stock pursuant to the Company's Stock Compensation Plan and options to acquire an aggregate of 545,200 shares which are fully vested, but not yet exercised. Also includes 797 shares held for Mr. Finnegan's benefit under the Company's Employee Savings Plan.



(13) Includes options to acquire 10,000 shares of Common Stock which remain subject to forfeiture as Restricted Common Stock pursuant to the Company's Stock Compensation Plan and options to acquire an aggregate of 126,609 shares which are fully vested, but not yet exercised. Also includes an aggregate of 882 shares held for Mr. Hansberry under the Employee Stock Ownership Plan of Lexington Savings Bank, a subsidiary of Affiliated Community Bancorp, Inc. which was acquired by the Company in August, 1998.


(14) Includes options to acquire 8,811 shares which are fully vested, but not yet exercised.

(15) Includes options to acquire 11,500 shares which are fully vested, but not yet exercised.


(16) Includes options to acquire 80,500 shares which are fully vested, but not yet exercised, and 6,500 shares which remain subject to forfeiture as Restricted Common Stock pursuant to the Company's Stock Compensation Plan. Also includes 801 shares held by Mr. Hunt under the Company's Employee Savings Plan.



(17) Includes options to acquire an aggregate of 75,200 shares which are fully vested, but not yet exercised, and 1,321 shares held for Mr. McAlear's benefit under the Company's Employee Savings Plan.



(18) Includes options to acquire 12,500 shares which are fully vested, but not yet exercised.



(19) Includes 14,853 shares beneficially owned by Mr. Sydney L. Miller's wife and 1,023 shares owned by each of his three children in trust. Does not include an aggregate of 148,033 shares held by Mr. Sydney L. Miller's adult children, sister and sister-in-law as to which Mr. Sydney L. Miller disclaims beneficial ownership. Includes options to acquire 12,500 shares which are fully vested, but not yet exercised.



(20) Includes options to acquire 5,000 shares which are fully vested, but not yet exercised.

(21) Includes 25,339 shares owned by Gerald M. Ridge Family Trust, Gerald M. Ridge, Trustee G. M. Ridge Corp. of which Mr. Ridge is President. Includes options to acquire 12,500 shares which are fully vested, but not yet exercised.



(22) All 6,825 shares are held jointly with Mr. Schwartz's wife. Includes options to acquire 10,100 shares which are fully vested, but not yet exercised.



(23) Includes options to acquire 12,500 shares which are fully vested, but not yet exercised. Does not include any shares of Common Stock beneficially owned by Ms. Sidell's former spouse, James V. Sidell, as to which Ms. Sidell disclaims any beneficial ownership. Also does not include 34,814 shares owned by the daughters and grandchildren of Barbara C. Sidell and James V. Sidell, as to which shares Ms. Sidell disclaims any beneficial ownership.



(24) Includes 313,066 shares held directly. Does not include any shares of Common Stock beneficially owned by Mr. Sidell's former spouse, Barbara C. Sidell, as to which Mr. Sidell disclaims any beneficial ownership. Also does not include 34,814 shares owned by the daughters and grandchildren of James V. Sidell and Barbara C. Sidell, as to which shares Mr. Sidell disclaims any beneficial ownership. Furthermore, does not include an aggregate of 5,963 shares of Common Stock held by Mr. Sidell's wife Louisa Kasdon-Sidell and Mr. Sidell's stepchildren, one of whom is a minor, as to all of which Mr. Sidell disclaims any beneficial ownership. Includes options to acquire 12,500 shares which are fully vested, but not yet exercised.



(25) Does not include 74,369 shares owned by Mr. Slater's sister as to which shares Mr. Slater disclaims beneficial ownership. The number of shares reported are held by Mr. Slater and his wife as tenants by the entirety. Includes options to acquire 12,500 shares which are fully vested, but not yet exercised.



(26) Includes options to acquire an aggregate of 78,700 shares which are fully vested, but not yet exercised and 2,033 shares held for Ms. Stevens' benefit under the Company's Employee Savings Plan.



(27) Includes 9,521 shares held jointly with Mr. Sullivan's spouse and 506 shares held in Mr. Sullivan's spouse's IRA. Includes options to acquire 8,000 shares which are fully vested, but not yet exercised.



(28) Includes options to acquire 5,000 shares which are fully vested, but not yet exercised.



(29) Includes an aggregate of 164,074 shares held by Mr. Verrochi indirectly through an affiliated realty trust and a corporation of which he is President. Includes options to acquire 12,500 shares which are fully vested, but not yet exercised.



(30) Does not include 1,550 shares owned by Mr. Weiner's wife of which he disclaims beneficial ownership. Includes options to acquire 5,000 shares which are fully vested, but not yet exercised



(31) The amount includes 1,166,585 shares of Common Stock subject to exercisable outstanding stock options and also includes 8,138 shares held by the Company's subsidiary, United States Trust Company, as trustee under the Company's Employee Savings Plan and (with respect to Mr. Hansberry and John
     G. Fallon, Executive Vice President of the Company, under the Lexington Savings Bank Employee Stock Ownership Plan) and allocated to such Directors and Officers.


            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's Executive Officers and Directors to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Executive Officers and Directors are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon its review of the copies of such forms and certain certifications received from the Directors and Executive Officers, the Company believes that, during 1998, all such filing requirements applicable to its Executive Officers and Directors were complied with by such individuals.

                             STOCKHOLDER PROPOSALS


     Any stockholder of the Company may present a proposal for consideration at future meetings of the stockholders of the Company. Assuming that Notice Item 2 above is approved by the Company's stockholders at the Annual Meeting and the new Annual Meeting date in April is adopted, any proposal for consideration at next year's meeting of stockholders must be received by the Company at its principal executive offices, 40 Court Street, Boston, Massachusetts 02108,
Attention: Eric R. Fischer, Executive Vice President, General Counsel and Clerk, no later than December 16, 1999, except that if the next year's annual meeting date is changed by more than 30 calendar days from the date, April 18, 2000, on which the Company proposes to hold next year's Annual Meeting of Stockholders, the Company must receive such a proposal within a reasonable time before the Board of Directors makes its proxy solicitation.


                        ADDITIONAL FINANCIAL INFORMATION


                                 ANNUAL REPORT

     A copy of the Company's Annual Report to Stockholders for the year ended December 31, 1998, which includes financial statements, has been previously mailed or mailed simultaneously herewith to all stockholders. The Annual Report is not to be regarded as proxy soliciting material.

                                  10-K REPORT

     A copy of the Company's Annual Report to the SEC on Form 10-K for the year ended December 31, 1998 has been previously mailed or mailed simultaneously herewith to all stockholders as part of the Company's Annual Report to Stockholders.

                                            By Order of the Board of Directors
                                            [Eric R. Fischer's Signature]
                                            Eric R. Fischer
                                            Clerk

Dated: April 14, 1999

Boston, Massachusetts

                                [UST Corp. Logo]

[X] PLEASE MARK VOTES
    AS IN THIS EXAMPLE

-----------------------------------------------------------
                         UST CORP.
-----------------------------------------------------------
                                                             1. Election of Directors.                      FOR ALL   WITH-  FOR ALL
                                                                                                            NOMINEES  HELD   EXCEPT
Mark box at right if an address change or comment has   [ ]     Timothy J. Hansberry  Gerald M. Ridge
been noted on the reverse side of this card.                    Brian W. Hotarek      William Schwartz         [ ]     [ ]     [ ]
                                                                James E. McCobb, Jr.  Michael J. Verrochi, Jr.
                                                                Vikki L. Pryor

                                                                ONE POSITION ON THE BOARD OF DIRECTORS EXPIRING IN 1999 WILL REMAIN
                                                                VACANT AND MAY BE FILLED LATER BY THE BOARD OF DIRECTORS.
CONTROL NUMBER:
RECORD DATE SHARE:                                              NOTE: If you do not wish your shares voted "For" a particular nominees, mark the "For All Except" box and strike a line through the name(s) of the nominees(s). Your shares will be voted for the remaining nominee(s).


                                                                                                               FOR   AGAINST ABSTAIN
                                                             2. Approval of Amendment to the Company's
                                                                By-Laws to change date of Annual Meeting of    [ ]     [ ]     [ ]
                                                                Stockholders to third Tuesday in April.


                                               ------------
  Please be sure to sign and date this Proxy.  Date
-----------------------------------------------------------     Authorizing the Proxies in their discretion to consider and act upon such other matters as may properly come before the meeting.


--Stockholder sign here -----------------Co-owner sign here

DETACH CARD                                                          DETACH CARD

                                   UST CORP.


Dear Stockholder,

Please take note of the important information enclosed with this Proxy. There are a number of issues related to the management and operation of your Company that require your immediate attention and approval. These are discussed in detail in the enclosed proxy materials.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on this proxy card to indicate how your shares will be voted, then sign the card, detach it and return your proxy vote in the enclosed postage paid envelope.

Your vote must be received prior to the Annual Meeting of Stockholders, scheduled to be held on May 18, 1999.

Thank you in advance for your prompt consideration of these matters.

Sincerely,

UST Corp.

                                   UST CORP.

         THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF UST CORP.

The undersigned stockholder of UST Corp., a Massachusetts corporation (the "Company"), hereby constitutes and appoints Neal F. Finnegan, Eric R. Fisher and James F. Hunt, and each of them, his or her Attorneys and Proxies (with full power of substitution in each), and hereby authorizes them to represent the undersigned and to vote, as designated on the reverse, all the shares of Common Stock of the Company held of record by the undersigned on March 26, 1999 at the Annual Meeting of Stockholders of the Company, to be held on Tuesday, May 18, 1999, and at any adjournments thereof.

THE PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED HOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF THE SEVEN NOMINEES FOR DIRECTOR POSITIONS LISTED IN PROPOSAL 1 AND FOR THE AMENDMENT TO THE COMPANY'S BY-LAWS DESCRIBED IN PROPOSAL 2.

--------------------------------------------------------------------------------
     PLEASE VOTE, DATE, AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE
                               ENCLOSED ENVELOPE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Please sign this proxy exactly as your name(s) appear(s) on the books of the Company. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.
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HAS YOUR ADDRESS CHANGED?                 DO YOU HAVE AND COMMENTS?

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